Exhibit 5.2

DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020-1104 www.dlapiper.com T 212.335.4500 F 212.335.4501

April 21, 2026

Einride AB

Stadsgården 6 116 45

Stockholm, Sweden

Re:	Einride AB

Ladies and Gentlemen:

We have acted as special United States counsel to Einride AB, a limited liability company formed under the laws of Sweden (the “Company”), in connection with the Registration Statement on Form F-4 (the “Registration Statement”) and the related proxy statement/prospectus (the “Proxy Statement/Prospectus”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the business combination contemplated by the Business Combination Agreement, dated as of November 12, 2025 (as amended, restated or otherwise modified from time to time) (the “Business Combination Agreement”), by and among Legato Merger Corp. III, a Cayman Islands exempted company (“Legato”), the Company and the other parties thereto. The Registration Statement provides for the registration of certain securities of the Company, including 10,340,313 warrants (the “Warrants”), each warrant exercisable to purchase one ordinary share of the Company, pursuant to the warrant agreement, dated as of February 5, 2024, between Equiniti Trust Company, LLC (the “Warrant Agent”) and Legato (as will be amended prior to the issuance of the Warrants pursuant to the terms of the Business Combination Agreement, the “Original Warrant Agreement”). This opinion is being furnished in accordance with the requirements of Item 21 of Form F-4 and Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Proxy Statement/Prospectus contained therein, other than as expressly stated herein with respect to the issuance of the Warrants.

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)	the Registration Statement;

(b)	an executed copy of the Business Combination Agreement;

(c)	an executed copy of the Original Warrant Agreement; and

(d)	the form of assignment, assumption and amendment agreement to be entered into between the Company, Legato and the Warrant Agent, and the form of warrant certificate attached as an exhibit thereto, in relation to, inter alia, the assignment, assumption and amendment of the Original Warrant Agreement (the form of the assignment, assumption and amendment agreement and the warrant certificate, together the “(the “Amendment Agreement”; and the Original Warrant Agreement, as amended by the Amendment Agreement, the “Amended Warrant Agreement”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

Einride AB April 21, 2026 Page Two

In our examination, we have assumed, without independent investigation or verification, the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the completeness and authenticity of all documents submitted to us as originals, the completeness and conformity to original documents of all documents submitted to us as certified or photocopied copies or by facsimile or other means of electronic transmission or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) or other sites on the internet, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have, to the extent deemed appropriate, relied without independent investigation or verification upon, and assumed the accuracy and completeness of, statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than the internal laws of the State of New York (excluding those of counties, cities and other municipalities), which in the experience of our attorneys who are members of the bar in New York, in the exercise of customary professional diligence, are normally applicable to transactions of the type contemplated in the Amended Warrant Agreement, but without our having made any special investigation concerning any other law, rule or regulation, in each case in effect on the date hereof. We are not opining or passing upon any matter governed by the laws of Sweden or any other jurisdiction. We understand that with respect to all matters of Swedish law, you are relying on the opinion of Advokatfirma DLA Piper Sweden KB, dated of even date herewith, which has been furnished in accordance with the requirements of Item 21 of Form F-4 and Item 601(b)(5) of Regulation S-K under the Act.

Our opinion set forth herein is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. In addition, we express no opinion as to: (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief; (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) the creation, validity, attachment, perfection, or priority of any lien or security interest; (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (g) waivers of broadly or vaguely stated rights; (h) provisions for exclusivity, election or cumulation of rights or remedies; (i) provisions authorizing or validating conclusive or discretionary determinations; (j) grants of setoff rights; (k) proxies, powers and trusts; (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (m) the severability, if invalid, of provisions to the foregoing effect; (n) any law, rule or regulation that is applicable to any party to the Original Warrant Agreement, the Amendment Agreement or the Amended Warrant Agreement or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates; or (o) the enforceability of any provision contained in the Original Warrant Agreement or the Amended Warrant Agreement relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations. We call to your attention that irrespective of the agreement of the parties to the Original Warrant Agreement or the Amended Warrant Agreement, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to the Original Warrant Agreement or the Amended Warrant Agreement. To the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in the Amendment Agreement or the Amended Warrant Agreement, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality.

Einride AB April 21, 2026 Page Three

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, assuming the execution and delivery by the parties of the Amendment Agreement in the form reviewed by us, when the Warrants shall have been duly registered on the books of the Warrant Agent in the name or on behalf of the applicable Warrant holders, and have been issued by the Company in accordance with the terms and conditions of the Business Combination Agreement and the Amended Warrant Agreement and in the manner contemplated bythe Registration Statement and the Proxy Statement/Prospectus, the Warrants will be the valid and legally binding obligations of the Company, enforceable against the Company in accordance with the terms of the Amended Warrant Agreement.

With your consent, we have assumed (a) the Company has the corporate power and authority to execute, deliver and perform all its obligations under each of the Amendment Agreement, the Amended Warrant Agreement and the Business Combination Agreement, (b) that the Warrants, the Warrant Agreement, the Amendment Agreement, the Amended Warrant Agreement and the Business Combination Agreement have been or will be duly authorized, executed and delivered by the parties thereto, (b) that the Warrants constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Proxy Statement/Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)